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                                                                    EXHIBIT 99.1

SAVE THE WORLD AIR, INC., ACQUIRES OWNERSHIP OF PATENT RIGHTS TO ZEFS POLLUTION CONTROL DEVICE FOR INTERNAL COMBUSTION ENGINE

San Diego, November 12, 2002 (Business Wire) - Save the World Air, Inc. (NQB:ZERO) today announced that it reached a settlement with the bankruptcy trustee for the Australian bankruptcy estate of Jeffrey A. Muller and his wife, Lynette Anne Muller, transferring all ownership and legal rights to the international patent application for the Zero Emission Fuel Saver (ZEFS) device.

In a statement by our President Ed Masry, he said "our Officers and Board of Directors are delighted by these recent developments that grant us sole ownership and control of the ZEFS device. Although this has been a somewhat lengthy process, we felt it necessary to clarify our patent rights to the ZEFS device prior to filing international patent applications and expanding worldwide marketing."

Under the Deed and Document of Conveyance (Conveyance) entered into between the trustee and SWA, SWA has agreed to, among other things: (a) grant to the trustee common stock purchase options for 500,000 shares, exercisable at US$1.00 per share for up to ten years; (b) pay a royalty of $.20 per ZEFS device sold; and
(c) release to the trustee any claims that SWA may have to the shares of common stock (i) that are directly owned in the name of Jeffrey A. Muller or Lynette Anne Muller or (ii) transferred by them after notice of the bankruptcy proceeding.

The Conveyance does not resolve the pending dispute between SWA and the Mullers concerning common stock purchase options for 10,000,000 shares, the issuance of 7,500,000 and other issues. SWA will continue to seek to cancel such options and shares and seek other affirmative relief against the Mullers in the action currently pending in the U.S. District Court for the Southern District of New York, and the Conveyance does not seek to resolve the issues before the court in that action.

As previously disclosed, on May 28, 2002, in settlement of Kevin Charles "Pro" Hart's challenge to SWA's rights to the ZEFS patent, Pro Hart assigned all his patent rights to SWA in exchange for certain stock options and other consideration. However, the settlement with Pro Hart effectively was subject to SWA's resolution of Muller's claims to the ZEFS patent. Pro Hart will also receive royalties on sales of ZEFS devices of $.20 per device sold and common stock purchase options for 500,000 shares, exercisable at US$1.00 per share for up to ten years.

Copies of these agreements are attached to SWA's Current Report on Form 8-K filed with the SEC on November 12, 2002.

The ZEFS device is designed to reduce carbon monoxide, hydrocarbons and other toxic fuel emissions, while improving fuel economy. By atomizing fuel molecules prior to their injection into the engine, the ZEFS device is designed to enhance fuel system performance, increase engine efficiency and minimize environmental pollution.


CONTACT: Save the World Air, Inc.
Edward Masry, 818/865-3500
questions@savetheworldair.com

URL: http://www.businesswire.com